First Capital Real Estate Trust Incorporated 8-K

Exhibit 16.1

October 16, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated October 16, 2015, of First Capital Real Estate Trust Incorporated and are in agreement with the statements contained in the second, third, fourth and fifth paragraphs of item 4.01 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP